Exhibit 10.5
Amendment No. RI0475C
AMENDMENT
TO THE
MASTER LOAN AGREEMENT
     THIS AMENDMENT is entered into as of May 12, 2009, between FARM CREDIT SERVICES OF AMERICA (“Farm Credit”) and ABE FAIRMONT, LLC, Fairmont, Nebraska (the “Company”).
BACKGROUND
     Farm Credit and the Company are parties to a Master Loan Agreement dated November 20, 2006 (such agreement, as previously amended, is hereinafter referred to as the “MLA”). Farm Credit and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree as follows:
1. Section 9(H)(viii) of the MLA is hereby amended and restated to read as follows:
     SECTION 9. Affirmative Covenants. Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to and with respect to Subsections 9(B) through 9(G) hereof, agrees to cause each Subsidiary to:
          (H) Reports and Notices. Furnish to Agent:
               (viii) Compliance Certificates. Together with each set of financial statements furnished to Agent pursuant to Subsection (H)(ii) hereof, a certificate of an officer or employee of the Company acceptable to Agent, in the form attached as Exhibit “A” hereto: (a) certifying that no Event of Default or Potential Default occurred during the period covered by such statement(s) or, if an Event of Default or Potential Default occurred, a description thereof and of all actions taken or to be taken to remedy same; and (b) setting forth calculations showing compliance with the financial covenants set forth in Section 11 hereof.
2. Section 10(K) of the MLA is hereby amended and restated to read as follows:
     SECTION 10. Negative Covenants. Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:
          (K) Dividends, Etc. Declare or pay any dividends, or make any distribution of assets to the member/owners, or purchase, redeem, retire or otherwise acquire for value any of its equity, or allocate or otherwise set apart any sum for any of the foregoing, except that for each fiscal year commencing with the fiscal year ending 2010, a distribution may be made to the Company’s members/owners of up to 40% of the net profit (according to GAAP) for such fiscal year after receipt of the audited financial statements for the pertinent fiscal year, provided that the Company has been and will remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to the fiscal year ending 2010 and each subsequent fiscal year, a distribution may be made to its members/owners in excess of 40% of the net profit for such fiscal year if the Company has made the required “Free Cash Flow” payment to Agent for such fiscal year as provided in Construction and Term Loan Supplement dated February 17, 2006, and

Amendment RI0475C to Master Loan Agreement RI0475 ABE FAIRMONT, LLC Fairmont, Nebraska	-2-
numbered RI0340T01 and any renewals, restatements and amendments thereof, and will remain in compliance with all other loan covenant, terms and conditions.
3. Section 11 of the MLA is hereby amended and restated to read as follows:
     SECTION 11. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:
          (A) Working Capital. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof, an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $8,000,000.00 effective on the date hereof; (ii) increasing to $9,000,000.00 effective March 31, 2010; and (iii) increasing to $10,000,000.00 effective September 30, 2010, and thereafter, except that in determining current assets, any amount available under the Construction and Revolving Term Loan Supplement hereto (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.
          (B) Net Worth. The Company will have at the end of each period for which financial statements are required to be furnished under Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $48,000,000.00 as of the date hereof; (ii) increasing to $49,000,000.00 as of March 31, 2010; and (iii) increasing to $50,000,000.00 as of September 30, 2010 and thereafter, except that in determining total liabilities, the amount of Tax Increment Financing shall be excluded.
          (C) Debt Service Coverage Ratio. The Company will have at the end of each fiscal year of the Company, a “Debt Service Coverage Ratio” (as defined below) of not less than: (i) 0.75 to 1.00 for the fiscal year ending 2009; and (ii) 1.10 to 1.00 at the end of each fiscal year thereafter. For purposes hereof, the term “Debt Service Coverage Ratio” shall mean the following (all as calculated for the most current year-end in accordance with GAAP consistently applied): (i) net income (after taxes), plus depreciation and amortization; divided by (ii) all current portion of regularly scheduled long term debt for the prior period (previous year-end).
4. Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

Amendment RI0475C to Master Loan Agreement RI0475 ABE FAIRMONT, LLC Fairmont, Nebraska	-3-
     IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES		ABE FAIRMONT, LLC
OF AMERICA, FLCA		By: ADVANCED BIOENERGY, LLC,
its sole member

By:	/s/ Shane Frahm	By:	/s/ Richard R. Peterson

Title:	Vice President	Title:	CEO/CFO